UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 8, 2014

Identiv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

39300 Civic Center Drive, Suite 140 Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 250-8888

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On September 9, 2014, Identiv, Inc. (the “Company”) provided written notice of termination pursuant to the terms of that certain Purchase Agreement dated as of April 16, 2013 (the “Agreement”) between the Company and Lincoln Park Capital Fund, LLC (“LPC”) to terminate the Agreement, other than those sections which survive termination. The termination was effected on September 10, 2014, one business day following delivery of the notice of termination. The Agreement provided the Company with an option to terminate the Agreement for any reason or for no reason by delivering a notice to LPC, and the Company will not incur any early termination penalties in connection with the termination of the Agreement. Following the termination, LPC will continue to be a security holder of the Company. Pursuant to the terms of the Agreement, the Company had the right to sell to LPC up to $20,000,000 in shares of the Company’s common stock.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the Company’s entry into an executive employment agreement with Jason Hart to serve as Chief Executive Officer of the Company, on March 13, 2014, the Compensation Committee of the Board of Directors granted to Mr. Hart share-based awards consisting of an option to purchase 3,000,000 shares of the Company’s common stock for an exercise price of $0.88 per share, the closing price of the Company’s common stock on The NASDAQ Stock Market on the date of grant, and 500,000 restricted stock units. As a result of the one-for-ten reverse share split of the Company’s common stock effective on May 27, 2014, these awards were automatically adjusted to reflect an option for 300,000 shares with an exercise price of $8.80 per share and 50,000 restricted stock units. The option was to vest at the rate of 25% on the first anniversary of the grant date, with the remainder vesting over three years in 36 equal monthly installments. The restricted stock units were to vest at the rate of 25% on the first anniversary of the grant date, with the remainder vesting over three years in 12 equal quarterly installments. These equity awards were granted outside of the Company’s existing equity compensation plans in reliance upon NASDAQ Rule 5635(c)(4).

The Company has now determined that the grant to Mr. Hart of the option and the restricted stock units may not have fully complied with the requirements of NASDAQ Rule 5635(c)(4). To avoid concerns about the Company’s compliance with this NASDAQ rule, Mr. Hart and the Company have agreed to cancel these awards. To effect this cancellation, the parties entered into an Equity Award Rescission Agreement on September 8, 2014.

While the Compensation Committee approved the cancellation of Mr. Hart’s March 13, 2014 equity awards to avoid concerns about full compliance with the NASDAQ rule, it nevertheless believes that it is appropriate that the Company provide share-based incentives to Mr. Hart in recognition of his past performance and to provide appropriate and reasonable incentives for his future performance. Upon the cancellation of Mr. Hart’s March 13, 2014 equity awards, the Compensation Committee granted to Mr. Hart on September 8, 2014 an award of 150,000 restricted stock units under the Company’s 2011 Incentive Compensation Plan. In addition, the Compensation Committee approved the grant to Mr. Hart of an additional 150,000 restricted stock units under the 2011 Incentive Compensation Plan to become effective on January 1, 2015, provided that Mr. Hart remains employed by the Company at that time. Both of these awards will vest in equal quarterly installments over periods of three years measured from their respective grant dates, subject to Mr. Hart’s continued employment.

Item 8.01	Other Events

On September 10, 2014, the Company issued a press release announcing an offering of its common stock in an underwritten public offering. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press release dated September 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Identiv, Inc.

September 10, 2014	By:	/s/ Brian Nelson
Brian Nelson
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated September 10, 2014